Exhibit 99.1

Alliance Laundry Holdings LLC Reports 1st Quarter 2009 Earnings

RIPON, Wis.--(BUSINESS WIRE)--May 11, 2009--Alliance Laundry Holdings LLC announced today results for the three months ended March 31, 2009.

Net revenues for the quarter ended March 31, 2009 decreased $13.5 million, or 12.3%, to $96.4 million from $109.9 million for the quarter ended March 31, 2008. Our net income for the quarter ended March 31, 2009 increased $0.4 million to $2.3 million from $1.9 million for the quarter ended March 31, 2008. Adjusted EBITDA (see “About Non-GAAP Financial Measures” below) for the quarter ended March 31, 2009 was $13.5 million as compared to $17.7 million for the quarter ended March 31, 2008.

The overall net revenue decrease of $13.5 million included $2.2 million related to foreign exchange translation. Excluding the impact of foreign exchange translation, the Company’s first quarter net revenues declined approximately 10.3%. The $13.5 million decrease was primarily attributable to a 7.5% decrease in United States and Canada revenues of $5.6 million, a decrease in Europe revenues of $6.1 million, which includes the unfavorable foreign exchange translation and a decrease in Latin America revenues of $1.9 million.

The overall net income increase of $0.4 million for the quarter ended March 31, 2009 was primarily attributable to lower selling, general and administrative expense of $4.8 million, lower interest expense of $4.4 million, and lower provision for income taxes of $0.3 million, partially offset by lower gross profit of $9.2 million.

In announcing the Company’s results, CEO Thomas F. L’Esperance said, “Given the current state of global economic conditions, our top and bottom line performance for the quarter were in line with our expectations. Europe and Latin America continue to be a challenge versus our projections, but our U.S. and Canada net revenues are where we expected them to be.”

L’Esperance concluded, “We have adjusted our cost structure to the current demand environment. We expect a strong earnings performance for the balance of 2009 as our lower costs of operation read through. Our 2009 priorities remain unchanged, we will continue to focus on our customer one initiatives and will continue to grow our presence outside of the U.S. and Canada.”

About Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), we also disclose EBITDA and Adjusted EBITDA, which are non-GAAP measures. We have presented EBITDA and Adjusted EBITDA because certain covenants in our Senior Credit Facility are tied to ratios based on these measures. “EBITDA” represents net income before interest expense, income tax provision and depreciation and amortization, and “Adjusted EBITDA” (as defined under the Senior Credit Facility) is EBITDA as further adjusted to exclude, among other things, certain non-recurring expenses and other non-recurring non-cash charges. EBITDA and Adjusted EBITDA do not represent, and should not be considered, an alternative to net income or cash flow from operations, as determined by GAAP, and our calculations thereof may not be comparable to similarly entitled measures reported by other companies. Our Senior Credit Facility requires us to satisfy specified financial ratios and tests, including a maximum of total debt to Adjusted EBITDA and a minimum Adjusted EBITDA to cash interest expense. To the extent that we fail to maintain either of these ratios within the limits set forth in the Senior Credit Facility, our ability to access amounts available under our Revolving Credit Facility would be limited, our liquidity would be adversely affected and our obligations under the Senior Credit Facility could be accelerated. In addition, any such acceleration would constitute an event of default under the indenture governing the Senior Subordinated Notes (the “Notes Indenture”), and such an event of default under the Notes Indenture could lead to an acceleration of our obligations under the Senior Subordinated Notes. A reconciliation of EBITDA and Adjusted EBITDA with the most directly comparable GAAP measure is included below for the three months ended March 31, 2009 along with the components of EBITDA and Adjusted EBITDA.

About Alliance Laundry Holdings LLC

Alliance Laundry Holdings LLC is the parent company of Alliance Laundry Systems LLC (www.comlaundry.com), a leading designer, manufacturer and marketer in North America of commercial laundry equipment used in laundromats, multi-housing laundries and on-premise laundries. Under the well-known brand names of Speed Queen®, UniMac®, Huebsch®, IPSO®, and Cissell®, we produce a full line of commercial washing machines and dryers with load capacities from 12 to 200 pounds. We have been a leader in the North American stand-alone commercial laundry equipment industry for more than ten years. With the addition of our European Operations and Alliance Laundry’s export sales to Europe, we believe that we are also a leader in the European stand-alone commercial laundry equipment industry.

Safe Harbor for Forward-Looking Statements

With the exception of the reported actual results, this press release contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of our business to differ materially from those expressed or implied by such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, we can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of our products abroad; possible fluctuation in interest rates, which affects our earnings and cash flows; the impact of substantial leverage and debt service on us; possible loss of suppliers; risks related to our asset backed facilities; the availability of borrowings under our Revolving Credit Facility; dependence on key personnel; labor relations; potential liability for environmental, health and safety matters; potential future legal proceedings and litigation; and other risks listed from time to time in the Company’s reports, including, but not limited to our Annual Reports on Form 10-K.

Financial information for Alliance Laundry Holdings LLC appears on the next five pages for the three months ended March 31, 2009.

ALLIANCE LAUNDRY HOLDINGS LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$ 8,700	$ 14,314
Accounts receivable, net	15,716	13,775
Inventories, net	58,097	59,810
Retained beneficial interests in accounts receivable	25,758	28,168
Deferred income tax asset, net	4,786	4,730
Prepaid expenses, restricted cash and other assets	2,312	2,537
Total current assets	115,369	123,334

Notes receivable, net	3,331	4,666
Property, plant and equipment, net	66,887	69,099
Goodwill	181,108	182,464
Retained beneficial interests in financial assets	31,509	30,740
Deferred income tax asset, net	6,906	7,713
Debt issuance costs, net	5,738	6,202
Intangible assets, net	139,678	141,563
Total assets	$ 550,526	$ 565,781

Liabilities and Member(s)' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$ 445	$ 576
Revolving credit facility	-	-
Accounts payable	29,459	33,973
Other current liabilities	39,804	44,783
Total current liabilities	69,708	79,332

Long-term debt and capital lease obligations	290,125	310,152
Deferred income tax liability, net	5,135	5,485
Other long-term liabilities	25,791	24,934
Total liabilities	390,759	419,903

Commitments and contingencies
Member(s)' equity	159,767	145,878
Total liabilities and member(s)' equity	$ 550,526	$ 565,781

ALLIANCE LAUNDRY HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2009	2008

Net revenues:
Equipment and service parts	$ 93,341	$ 107,444
Equipment financing, net	3,024	2,471
Net revenues	96,365	109,915
Cost of sales	73,347	77,695
Gross profit	23,018	32,220

Selling, general and administrative expense	13,232	18,002
Securitization, impairment and other costs	347	479
Total operating expenses	13,579	18,481
Operating income	9,439	13,739

Interest expense	5,883	10,281
Income before taxes	3,556	3,458
Provision for income taxes	1,278	1,598
Net income	$ 2,278	$ 1,860

ALLIANCE LAUNDRY HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2009	2008

Cash flows from operating activities:
Net income	$ 2,278	$ 1,860
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	4,311	4,891
Non-cash interest (income)expense	(592)	2,926
Non-cash gain on commodity & foreign exchange contracts, net	(238)	(1,656)
Non-cash executive unit compensation	420	1,478
Non-cash income from loan forgiveness	-	(262)
Non-cash charge for pension plan accrual	-	479
Deferred income taxes	642	647
Other, net	43	(1)
Changes in assets and liabilities:
Accounts receivable	(902)	(2,748)
Inventories	1,206	(5,063)
Other assets	1,789	1,437
Accounts payable	(4,117)	1,255
Other liabilities	(3,611)	(1,461)
Net cash provided by operating activities	1,229	3,782

Cash flows from investing activities:
Capital expenditures	(855)	(1,908)
Proceeds on disposition of assets	-	71
Net cash used in investing activities	(855)	(1,837)

Cash flows from financing activities:
Principal payments on long-term debt	(20,139)	(7,182)
Member contributions	14,500	-
Issuance of common stock	-	1,653
Net cash used in financing activities	(5,639)	(5,529)

Effect of exchange rate changes on cash and cash equivalents	(349)	449

Decrease in cash and cash equivalents	(5,614)	(3,135)
Cash and cash equivalents at beginning of period	14,314	10,594
Cash and cash equivalents at end of period	$ 8,700	$ 7,459

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 9,277	$ 10,430
Cash paid for income taxes	$ 57	$ 58

Reconciliation of Net income to EBITDA and Adjusted EBITDA, and reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities for the Three Months Ended March 31, 2009 and March 31, 2008. (Dollars in Thousands):

	Three Months Ended
	March 31,	March 31,
	2009	2008

Net income	$ 2,278	$ 1,860
Provision for income taxes	1,278	1,598
Interest expense	5,883	10,281
Depreciation and amortization (a)	4,311	4,891
Non-cash interest income included in amortization above	(464)	(552)
EBITDA	13,286	18,078
Finance program adjustments (b)	(301)	(689)
Other non-recurring charges (c)	304	479
Other non-cash charges (d)	225	(178)
Adjusted EBITDA	13,514	17,690

Interest expense	(5,883)	(10,281)
Non-cash interest income included in amortization above	464	552
Other non-cash interest	(592)	2,926
Finance program adjustments (b)	301	689
Other non-recurring charges (c)	(304)	(479)
Cash taxes paid and payable	(636)	(951)
Other, net	-	216
Changes in assets and liabilities	(5,635)	(6,580)
Net cash provided by operating activities	$ 1,229	$ 3,782

(a) Depreciation and amortization amounts include amortization of deferred financing costs included in interest expense.

(b) We currently operate an off-balance sheet commercial equipment finance program in which newly originated equipment loans are sold to qualified special-purpose bankruptcy remote entities. In accordance with GAAP, we are required to record gains/losses on the sale of these equipment based promissory notes. In calculating Adjusted EBITDA, management determines the cash impact of net interest income on these notes. The finance program adjustments are the difference between GAAP basis revenues (as prescribed by SFAS No. 140) and cash basis revenues.

(c) Other non-recurring charges are described as follows:

  Other non-recurring charges of $0.3 million for the quarter ended March 31, 2009 consist of legal costs related to the Lehman bankruptcy, which is included in the securitization, impairment and other costs line of our consolidated Statements of Income.
  Other non-recurring charges of $0.5 million for the quarter ended March 31, 2008 relate to the Louisville, Kentucky pension plan termination, which is included in the securitization, impairment and other costs line of our consolidated Statements of Income.

(d) Other non-cash charges are described as follows:

  Other non-cash charges for the quarter ended March 31, 2009 relate to $0.4 million of non-cash expense for management incentive stock options, which is included in the selling, general and administrative expense line of our consolidated Statements of Income and $0.2 million of non-cash mark to market gains relating to commodity and foreign exchange hedge agreements, which are included in the cost of sales line of our consolidated Statements of Income.
  Other non-cash charges for the quarter ended March 31, 2008 relate to $1.5 million of non-cash expense for management incentive stock options, which is included in the selling, general and administrative expense line of our consolidated Statements of Income and $1.7 million of non-cash mark to market gains relating to commodity and foreign exchange hedge agreements, which are included in the cost of sales line of our consolidated Statements of Income.

CONTACT:
Alliance Laundry Holdings LLC
Bruce P. Rounds, Vice President CFO
920-748-1634